EXHIBIT 99.1

CAPTAIN Trial Comparing Profound’s MRI-Guided TULSA Procedure™ to Robotic Radical Prostatectomy Successfully Meets Primary Safety Endpoint, Preservation of Erectile Function and Urinary Continence

– First multicenter, randomized controlled trial directly comparing a new technology to robotic RP for men with localized prostate cancer to successfully recruit to target enrollment –

– TULSA treatment demonstrates a meaningful and statistically significant improvement over robotic RP in the preservation of erectile function together with continence at 6 months –

TORONTO, March 13, 2026 (GLOBE NEWSWIRE) -- Profound Medical Corp. (NASDAQ:PROF; TSX:PRN) (“Profound” or the “Company”), a commercial-stage medical device company that develops and markets AI-powered, MRI-guided, incision-free therapies for the ablation of diseased tissue, today announced superiority on the prespecified, primary safety endpoint in the Level 1 post-market CAPTAIN randomized controlled trial comparing the TULSA Procedure™ with robotic radical prostatectomy (“RP”) in men with organ-confined, intermediate-risk, Gleason Score 7 (Grade Group 2 and 3) prostate cancer.

CAPTAIN exceeded its enrollment target, treating 211 patients, instead of the initially planned 201 patients, by August 2025 at 20 sites in the United States, two in Canada and one in Europe. Baseline patient characteristics are balanced for the TULSA Procedure vs. robotic RP (all p>0.05): median (IQR) age 63 (58-68) vs. 65 (60-69) years, PSA 6.5 (4.9-9.6) vs. 7.2 (5.6-9.7) ng/mL, prostate volume 41 (31-50) vs. 35 (29-47) cc, proportions of TULSA vs. RP patients with Grade Group 2/3 disease were 76%/24% vs. 77%/23%, and proportions with (IIEF Q2) erectile function and (EPIC) pad-free continence 84% vs. 76%.

Clinical outcomes to 6 months post-treatment were presented earlier today by Laurence Klotz, CM, MD, FRCSC, an esteemed urologist, a professor of surgery at the University of Toronto, the Sunnybrook Chair of Prostate Cancer Research, and one of the investigators for the CAPTAIN trial, during the Late-Breaking and High-Impact session at the 41st Annual European Association of Urology (“EAU 2026”) Congress in London, UK.

Dr. Klotz’s EAU 2026 presentation highlighted:

  CAPTAIN Trial Primary Safety Endpoint (Functional Outcomes) Met: The TULSA Procedure has proven statistical superiority over RP on the prespecified, primary composite safety endpoint, with 50% of patients preserving both erectile function and urinary continence at 6 months after TULSA vs. 24% after RP (p<0.05, risk ratio 2.1).
  Favourable Quality-of-Life Outcomes: Urinary continence, the most important quality of life outcome for patients after prostate cancer treatment, was superior after the TULSA Procedure compared to RP. TULSA preserved pad-free continence in 84% of men at 6 months, compared to only 49% after RP. Patient-reported erectile function was also preserved in more men at 6 months after TULSA (56%) compared to RP (47%). These functional outcomes after TULSA are similar to those measured in the single-arm TACT pivotal FDA registration study, which reported preservation of urinary continence and erectile function at 6 months in 86% and 59% of men, respectively. Notably, the RP outcomes reflect those by high‑volume robotic surgeons with extensive experience and the use of nerve‑sparing techniques in 95% of cases. Despite these optimized surgical conditions, favorable quality of life outcomes after TULSA were demonstrated head-to-head to RP.
  Improvement in Perioperative Measures: Within the 30-day perioperative period, there was zero blood loss after TULSA 0 (IQR 0-0) mL vs. RP 150 (100-200) mL, p<0.001; no overnight stay 0.3 (0.2-0.3) days TULSA vs. RP 1.1 (1.1-1.3 days); p<0.001; reduced pain in the first week, and significantly better preservation (or improvement) of patient-reported overall health (EQ-5D-5L). Patients missed significantly less time from paid employment after TULSA 10 (4 – 15) days vs. RP 19 (10 – 41) days, p<0.05.
  Lower Rate of Serious Complications: Within 90 days, significantly fewer patents incurred a complication requiring hospitalization after TULSA (0.7%) vs. RP (6.3%), p<0.05. No patient required ICU admission after TULSA, vs. 1.6% after RP.
  Secondary Oncologic Outcomes Pending: Secondary oncologic outcomes include histology, and are currently available for the RP arm by 6 months only. On surgical pathology, 33% of RP patients had a positive surgical margin and 35% were upstaged. These findings are consistent with the surgical approach used in this cohort, in which high‑volume surgeons employed nerve‑sparing techniques in 95% of patients, prioritizing functional preservation. TULSA Procedure histology and imaging await 12-month biopsy and MRI, which the Company expects to be in a position to report later this year.

Dr. Klotz commented, “CAPTAIN is a first-of-its-kind study, successfully recruiting patients into a head-to-head comparison of the TULSA Procedure and robotic RP for both safety and oncologic control. The study tests whether the TULSA Procedure is superior to RP for functional outcomes and not inferior to RP for oncologic control. Establishing these outcomes would facilitate moving the TULSA Procedure into the standard of care. We have reached a foundational milestone by proving superior safety. At 6 months, patients treated with TULSA-PRO were more than twice as likely to preserve both pad-free continence and erections sufficient for intercourse compared to surgery, delivering functional outcomes that track the established body of evidence for the TULSA Procedure. The TULSA Procedure also proved a less invasive experience marked by zero blood loss and no overnight stay, faster recovery to baseline, day-to-day activities and return to work, and significantly fewer, serious complications. Secondary oncologic endpoints available later this year for the TULSA Procedure arm will serve as a window into the 3-year primary oncologic endpoint.”

“CAPTAIN is a Level 1 study designed to provide the first true apples-to-apples comparison of the safety, quality of life and oncological control of two prostate cancer treatment modalities,” said Arun Menawat, Profound’s CEO and Chairman. “Randomized 2:1 using an intelligent stratification algorithm, resulting in highly balanced trial arms, CAPTAIN now positions us to demonstrate with statistical rigor the TULSA Procedure’s superior quality of life profile while delivering the whole-gland treatment efficacy of robotic RP. We look forward to announcing additional clinical outcomes from this unique, potentially paradigm-changing study when they become available later this year.”

Webinar Details

Profound Medical is pleased to invite all interested parties to participate in an investor webinar today at 11:30 a.m. EDT, during which Dr. Klotz will review the CAPTAIN data and its clinical relevance, and Profound management will discuss the commercial implications of the data and next steps in advancing the TULSA Procedure toward potential inclusion in prostate cancer treatment guidelines.

To participate in the webinar, please register in advance here.

About CAPTAIN

CAPTAIN (A Comparison of TULSA Procedure vs. Radical Prostatectomy in Participants with Localized Prostate Cancer) is a prospective, multi-center randomized controlled trial aimed at comparing the safety and efficacy of the TULSA procedure (performed with the TULSA-PRO® system) with RP in men with organ-confined, intermediate-risk, Gleason Score 7 (Grade Group 2 and 3) prostate cancer. The goal of CAPTAIN is to demonstrate that the efficacy of the TULSA procedure is not inferior to RP, while demonstrating superior quality of life outcomes. The primary safety endpoint is the proportion of patients who preserve both erectile potency and urinary continence at one year after treatment. The primary efficacy endpoint is the proportion of patients who are free from any additional treatment for prostate cancer, free of metastases or prostate cancer related death by three years after treatment. Secondary endpoints include comparison of rates of complications, cost effectiveness, as well as histologic and biochemical failure.

About Profound Medical Corp.

Profound is a commercial-stage medical device company and an innovator in interventional MRI procedures, enabling precise, incision-free therapies that improve clinical confidence, procedural control, and patient outcomes. By leveraging real-time MRI guidance, Profound’s technologies are designed to replace uncertainty with clarity across treatment planning, delivery, and confirmation.

The company’s flagship platform, TULSA-PRO®, enables MRI-guided, incision-free prostate therapy designed for precision and flexibility. The TULSA Procedure™ allows physicians to see, treat, and confirm therapy in real time, supporting personalized treatment strategies across the continuum of prostate care—from whole-gland to subtotal, hemi, multifocal, and focal treatment. This approach enables individualized care for the full spectrum of prostate disease, including prostate cancer and/or benign prostatic hyperplasia (BPH), while minimizing side effects typically associated with surgery or radiation, such as urinary incontinence and/or erectile dysfunction.

Profound also commercializes Sonalleve®, an MRI-guided therapy that provides a non-surgical treatment option for pain palliation of bone metastases, desmoid tumors, and osteoid osteoma, as well as for common gynecologic conditions including uterine fibroids and adenomyosis. Sonalleve delivers targeted therapy with no incisions, no blood loss during the procedure, no overnight hospital stay, and faster recovery — and, in gynecologic applications, enables uterine-sparing treatment that may help preserve fertility. Profound is also exploring additional clinical applications for Sonalleve, including non-invasive ablation of abdominal cancers and hyperthermia-based cancer therapies.

Profound Medical’s technologies are approved across major global markets. TULSA-PRO is cleared or approved in the United States, Europe, Canada, Saudi Arabia, India, Australia/New Zealand, and the UAE, while Sonalleve is cleared or approved in the United States (HDE), Europe, Canada, China, and Saudi Arabia.

Through real-time MRI guidance and data-driven innovation, Profound is advancing the future of MRI-guided therapy — expanding access to precise, personalized, and incision-free treatment options worldwide.

Forward-Looking Statements

This release includes forward-looking statements regarding Profound and its business which may include, but is not limited to, the expectations regarding the safety and efficacy of Profound’s technology in the treatment of prostate cancer, BPH, pain palliation of bone metastases, desmoid tumors, osteoid osteoma, uterine fibroids and adenomyosis. Often, but not always, forward-looking statements can be identified by the use of words such as "plans", "is expected", "expects", "scheduled", "intends", "contemplates", "anticipates", "believes", "proposes" or variations (including negative variations) of such words and phrases, or state that certain actions, events or results "may", "could", "would", "might" or "will" be taken, occur or be achieved. Such statements are based on the current expectations of the management of Profound. The forward-looking events and circumstances discussed in this release, may not occur by certain specified dates or at all and could differ materially as a result of known and unknown risk factors and uncertainties affecting the Company, including risks regarding the medical device industry, regulatory approvals, reimbursement, economic factors, the equity markets generally and risks associated with growth and competition. Although Profound has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results to differ from those anticipated, estimated or intended. No forward-looking statement can be guaranteed. Other factors and risks that may cause actual results to differ materially from those set out in the forward-looking statements are described in Profound's Annual Report on Form 10-K and other filings made with U.S. and Canadian securities regulators, available at www.sedarplus.com and www.sec.gov. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and Profound undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, other than as required by law.

For further information, please contact:

Stephen Kilmer
Investor Relations
skilmer@profoundmedical.com
T: 647.872.4849

Susan Thomas
Public Relations
sthomas@profoundmedical.com
T: 619.540.9195